Exhibit 99.1

Moody's Corporation Reports Results for First Quarter 2013

  1Q13 revenue up 13% from 1Q12 to $731.8 million
  1Q13 operating income up 4% from 1Q12 to $280.4 million, which includes a litigation settlement charge
  1Q13 reported EPS up 9% from 1Q12 to $0.83, which includes a litigation settlement charge of $0.14
  FY 2013 non-GAAP EPS guidance range, which excludes the impact of the litigation settlement charge, is now $3.49 to $3.59

NEW YORK--(BUSINESS WIRE)--May 3, 2013--Moody’s Corporation (NYSE: MCO) today announced results for the first quarter 2013.

SUMMARY OF RESULTS FOR FIRST QUARTER 2013

Moody’s reported revenue of $731.8 million for the three months ended March 31, 2013, up 13% from $646.8 million for the first quarter of 2012. Operating expenses for the first quarter of 2013, which include a litigation settlement charge, totaled $451.4 million, 19% higher than in the prior-year period. Operating income for the quarter was $280.4 million, a 4% increase from $269.0 million for the same period last year. Adjusted operating income, defined as operating income before depreciation and amortization, was $304.0 million, a 4% increase from $292.5 million last year. Both operating income and adjusted operating income for the first quarter of 2013 include the litigation settlement charge. Diluted earnings per share of $0.83, which includes a litigation settlement charge of $0.14, increased 9% from $0.76 in the first quarter of 2012.

"Moody's results in the first quarter of 2013 reflected strong operating performance for both Moody's Investors Service and Moody’s Analytics,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Earnings per share growth of 9% for the quarter reflects higher than anticipated expenses associated with our resolution of two protracted litigation matters. Our full-year 2013 non-GAAP EPS guidance range, which excludes the impact of those litigation settlements, is now $3.49 to $3.59.”

FIRST QUARTER REVENUE

For Moody’s Corporation overall, global revenue of $731.8 million for the first quarter of 2013 was up 13% from the first quarter of 2012. U.S. revenue of $406.1 million for the first quarter of 2013 increased 18% from the first quarter of 2012, while revenue generated outside the U.S. of $325.7 million increased 8% from the prior-year period. Revenue generated outside the U.S. represented 45% of Moody’s total revenue for the quarter, down slightly from 47% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the first quarter of 2013 was $521.2 million, up 15% from the prior-year period. U.S. revenue of $313.1 million for the first quarter of 2013 increased 21% from the first quarter of 2012. Outside the U.S., revenue of $208.1 million increased 8% from the year-ago period. The impact of foreign currency translation on MIS revenue was negligible.

Within MIS, global corporate finance revenue of $258.3 million in the first quarter of 2013 increased 29% from the prior-year period, reflecting strong speculative-grade bank loan and bond issuance. Corporate finance revenue increased 25% in the U.S. and 36% outside the U.S.

Global structured finance revenue totaled $93.0 million for the first quarter of 2013, reflecting a 1% decline from a year earlier. U.S. structured finance revenue grew 26% from the year-ago period, primarily due to strength in issuance of collateralized loan obligations and commercial mortgage-backed securities. Non-U.S. structured finance revenue declined 29%, mostly reflecting weaker issuance volumes in European residential mortgage-backed securities.

Global financial institutions revenue of $86.5 million in the first quarter of 2013 increased 10% compared to the prior-year period. U.S. financial institutions revenue was up 14%, primarily reflecting increased bond issuance by insurance companies, while non-U.S. revenue grew 7%, driven by stronger banking activity.

Global public, project and infrastructure finance revenue was $83.4 million for the first quarter of 2013, an increase of 5% from the first quarter of 2012. U.S. revenue was up 10% from the prior-year period, due to gains in public and infrastructure finance, while non-U.S. revenue declined 3 percent.

Global revenue for Moody’s Analytics (“MA”) for the first quarter of 2013 was $210.6 million, up 9% from the first quarter of 2012. Excluding the impact of foreign currency translation, revenue growth was 10 percent. In the U.S., MA revenue of $93.0 million for the first quarter of 2013 increased 10% from the prior-year period. Outside the U.S., revenue of $117.6 million grew 8% as compared with the same quarter of 2012.

Revenue from research, data and analytics of $129.6 million increased by 8% from the prior-year period, reflecting strong customer retention and solid growth from MA’s CreditView offering. Enterprise risk solutions revenue of $53.0 million was up 10% over the prior-year period, driven by strong growth in products and services that support bank regulatory and compliance activities. Revenue from professional services of $28.0 million was up 7% from the prior-year period, reflecting strong growth in revenue from Copal Partners, partially offset by softness in the training and certification business.

FIRST QUARTER OPERATING EXPENSES, OPERATING INCOME, AND EFFECTIVE TAX RATE

First quarter 2013 operating expenses for Moody’s Corporation were $451.4 million, 19% higher than in the prior-year period, primarily due to a settlement charge for the resolution of the Abu Dhabi and Rhinebridge litigation matters. The impact of foreign currency translation on operating expenses for the quarter was negligible. Operating income of $280.4 million for the quarter, which includes the litigation settlement charge, increased 4% from $269.0 million for the same period last year. Excluding the impact of foreign currency translation, operating income grew 5 percent. Moody’s reported operating margin for the first quarter of 2013 was 38.3%, down from 41.6% in the first quarter of 2012. Adjusted operating margin was 41.5% for the first quarter of 2013, down from 45.2% for the same period last year. Both reported and adjusted operating margins in the first quarter of 2013 include the litigation settlement charge.

Moody’s effective tax rate was 28.5% for the first quarter of 2013, compared with 32.1% for the prior-year period.

CAPITAL ALLOCATION AND LIQUIDITY

During the first quarter of 2013, Moody’s repurchased 1.9 million shares at a total cost of $91.3 million, or an average price of $48.48 per share, and issued 2.2 million shares under employee stock-based compensation plans. Outstanding shares as of March 31, 2013 totaled 222.9 million, reflecting a 1% decline from a year earlier. As of March 31, 2013, Moody’s had $1.6 billion of share repurchase authority remaining under its current programs, reflecting the additional $1.0 billion of share repurchase authority approved on February 12, 2013. At quarter-end, Moody’s had $1.6 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash and cash equivalents at quarter-end were $1.8 billion, an increase of $943.3 million from a year earlier. Free cash flow of $194.0 million increased $147.3 million from a year ago, due in part to first quarter 2012 payments related to the settlement of state and local tax matters.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2013

Moody’s outlook for 2013 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s full-year 2013 non-GAAP EPS guidance range, which excludes the impact of the first quarter litigation settlement charge, is now $3.49 to $3.59. For Moody’s overall, the Company still expects full-year 2013 revenue to grow in the high-single-digit percent range. Full-year 2013 operating expenses are now projected to increase in the mid-single-digit percent range. Full-year 2013 operating margin is now projected to be 41 to 42 percent and adjusted operating margin for the year is now expected to be 44 to 45 percent. Guidance ranges for operating expenses, operating margin and adjusted operating margin all include the litigation settlement charge. The effective tax rate is still expected to be approximately 32 percent. Full-year 2013 share repurchases are still expected to be approximately $500 million, subject to available cash, market conditions and other ongoing capital allocation decisions. Capital expenditures are still projected to be approximately $50 million. The Company still expects approximately $100 million in depreciation and amortization expense. Free cash flow is expected to be approximately $850 million.

Certain components of 2013 revenue guidance have also been modified to reflect the Company’s current view of business conditions. For the global MIS business, revenue for full-year 2013 is still expected to increase in the high-single-digit percent range. Within the U.S., MIS revenue is now expected to increase in the low-double-digit percent range, while non-U.S. revenue is now expected to increase in the low-single-digit percent range, reflecting anticipated ongoing weakness in the European structured finance market. Corporate finance revenue is now projected to grow in the low-double-digit percent range. Revenue from structured finance is now expected to be about flat, while revenue from financial institutions is still expected to grow in the low-single-digit percent range. Public, project and infrastructure finance revenue is still expected to increase in the low-double-digit percent range.

For MA, full-year 2013 revenue is still expected to increase in the high-single-digit percent range. Within the U.S., MA revenue is still expected to increase in the high-single-digit percent range. Non-U.S. revenue is now also expected to increase in the high-single-digit percent range. Revenue from research, data and analytics is still projected to grow in the high-single-digit percent range, while revenue for enterprise risk solutions is still expected to grow in the low-double-digit percent range. Professional services revenue is now expected to grow in the high-single-digit percent range, reflecting softness in the training and certification business.

CONFERENCE CALL

A conference call to discuss first quarter 2013 results will be held this morning, May 3, 2013, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 3:30 p.m. Eastern Time, June 2, 2013.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, May 3, 2013 until 3:30 p.m. Eastern Time, June 2, 2013. The replay can be accessed from within the U.S. and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 9532448.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.7 billion in 2012, employs approximately 6,800 people worldwide and maintains a presence in 28 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2013 and other forward-looking statements in this release are made as of May 3, 2013, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipated regulations resulting from the law; the potential for increased competition and regulation in the EU and other foreign jurisdictions; new EU regulations adding a private right of action against credit rating agencies for breaches of EU CRA regulations, requiring rotation of rating agencies for re-securitizations rated within the EU and imposing shareholder restrictions; exposure to litigation related to our rating opinions, as well as any other litigation to which the Company may be subject from time to time; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,

	2013	2012
Amounts in millions, except per share amounts

Revenue	$731.8	$646.8

Expenses:
Operating	200.8	185.5
Selling, general and administrative	227.0	168.8
Depreciation and amortization	23.6	23.5
Total expenses	451.4	377.8

Operating income	280.4	269.0
Non-operating (expense) income, net
Interest (expense) income, net	(22.0)	(10.3)
Other non-operating (expense) income, net	8.8	(0.1)
Total non-operating (expense) income, net	(13.2)	(10.4)
Income before provision for income taxes	267.2	258.6
Provision for income taxes	76.1	83.1
Net income	191.1	175.5
Less: net income attributable to noncontrolling interests	2.7	2.0
Net income attributable to Moody's Corporation	$188.4	$173.5

Earnings per share attributable to Moody's common shareholders
Basic	$0.84	$0.78
Diluted	$0.83	$0.76

Weighted average number of shares outstanding
Basic	223.3	223.4
Diluted	227.2	227.4

Supplemental Revenue Information (Unaudited)

	Three Months Ended
	March 31,

Amounts in millions	2013	2012

Moody's Investors Service
Corporate Finance	$258.3	$200.5
Structured Finance	93.0	94.3
Financial Institutions	86.5	78.8
Public, Project and Infrastructure Finance	83.4	79.1
Intersegment royalty	18.9	17.1
Sub-total MIS	540.1	469.8
Eliminations	(18.9)	(17.1)
Total MIS revenue	521.2	452.7

Moody's Analytics
Research, Data and Analytics	129.6	119.8
Enterprise Risk Solutions	53.0	48.1
Professional Services	28.0	26.2
Intersegment revenue	2.8	3.0
Sub-total MA	213.4	197.1
Eliminations	(2.8)	(3.0)
Total MA revenue	210.6	194.1

Total Moody's Corporation revenue	$731.8	$646.8

Moody's Corporation revenue by geographic area

United States	$406.1	$344.0
International	325.7	302.8

	$731.8	$646.8

Non-operating (expense) income, net

	Three Months Ended
	March 31,

	2013	2012
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings	$(21.0)	$(16.4)
Income	1.2	1.3
UTPs and other tax related liabilities	(2.2)	5.0
Capitalized	-	(0.2)
Total interest (expense) income, net	$(22.0)	$(10.3)
Other non-operating (expense) income, net:
FX gain/(loss)	$7.4	$(1.5)
Joint venture income	1.7	2.0
Other	(0.3)	(0.6)
Other non-operating (expense) income, net	8.8	(0.1)
Total non-operating (expense) income, net	$(13.2)	$(10.4)

Selected Consolidated Balance Sheet Data (Unaudited)

	March 31,	December 31,
	2013	2012
Amounts in millions

Cash and cash equivalents	$1,758.0	$1,755.4
Short-term investments	11.6	17.9
Total current assets	2,520.3	2,525.7
Non-current assets	1,390.9	1,435.2
Total assets	3,911.2	3,960.9
Total current liabilities	1,013.4	1,164.9
Total debt (1)	1,642.1	1,671.2
Other long-term liabilities	747.4	719.7
Total shareholders' equity	464.9	396.6
Redeemable noncontrolling interest*	75.3	72.3
Total liabilities, redeemable noncontrolling interest and shareholders' equity	3,911.2	3,960.9

Actual number of shares outstanding	222.9	223.2

* Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

	March 31,	December 31,
(1) Total debt consists of the following:	2013	2012
Series 2005-1 Notes due 2015 (a)	$316.3	$313.8
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	31.9	63.8
2010 Senior Notes due 2020 (c)	497.5	497.4
2012 Senior Notes due 2022 (d)	496.4	496.2
Total debt (e)	$1,642.1	$1,671.2

(a) Includes a $16.3 million and $13.8 million fair value adjustment on an interest rate hedge at March 31, 2013 and December 31, 2012, respectively

(b) Final payment in Q2 2013

(c) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount

(d) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount

(e) Of the total debt shown in the table above, $31.9 million and $63.8 million are classified within total current liabilities at March 31, 2013 and December 31, 2012, respectively, and consist of borrowings under the 2008 Term Loan

Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income before depreciation and amortization.

	Three Months Ended March 31,
	2013				2012
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$540.1	$213.4	$(21.7)	$731.8	$469.8	$197.1	$(20.1)	$646.8
Operating, selling, general and administrative	284.3	165.2	(21.7)	427.8	221.1	153.3	(20.1)	354.3
Adjusted operating income	255.8	48.2	-	304.0	248.7	43.8	-	292.5

Depreciation and amortization	11.3	12.3	-	23.6	11.2	12.3	-	23.5
Operating income	$244.5	$35.9	$-	$280.4	$237.5	$31.5	$-	$269.0
Adjusted operating margin	47.4%	22.6%		41.5%	52.9%	22.2%		45.2%
Operating margin	45.3%	16.8%		38.3%	50.6%	16.0%		41.6%

Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and knowledge outsourcing engagements.

Transaction and Relationship Revenue

	Three Months Ended March 31,
	2013			2012
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	77%	23%	100%	73%	27%	100%
Structured Finance	59%	41%	100%	56%	44%	100%
Financial Institutions	39%	61%	100%	38%	62%	100%
Public, Project and Infrastructure Finance	62%	38%	100%	62%	38%	100%
Total MIS	65%	35%	100%	62%	38%	100%

Moody's Analytics	20%	80%	100%	20%	80%	100%

Total Moody's Corporation	52%	48%	100%	49%	51%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted amounts that the SEC defines as “non-GAAP financial measures” as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company’s performance, facilitate comparisons to competitors’ operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Non-GAAP projected diluted earnings per share attributable to Moody's common shareholders:

The Company presents this non-GAAP measure to exclude the impact of litigation settlements to allow for a more meaningful comparison of Moody’s projected diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

Projected Full-Year Ended December 31, 2013
Diluted EPS guidance - GAAP	$3.35 - 3.45
Impact of litigation settlement	0.14
Diluted EPS guidance - Non-GAAP	$3.49 - 3.59

Adjusted Operating Income and Adjusted Operating Margin:
The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income before depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended March 31,
	2013	2012
Operating income	$280.4	$269.0
Depreciation & amortization	23.6	23.5
Adjusted operating income	$304.0	$292.5
Operating margin	38.3%	41.6%
Adjusted operating margin	41.5%	45.2%

Free Cash Flow:
The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Three Months Ended March 31,
	2013	2012
Net cash flows from operating activities	$202.6	$62.0
Capital additions	(8.6)	(15.3)
Free cash flow	$194.0	$46.7
Net cash used in investing activities	$(2.8)	$(13.6)
Net cash used in financing activities	$(156.0)	$(7.0)

CONTACT:
MICHAEL ADLER
Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
SALLI SCHWARTZ
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com